Medifast Reports Record Sales and Net Income for Fiscal Year 2008

Record 2008 Revenues: $105.4 million -- Increase of 26%

2008 Diluted EPS: $0.38 vs. $0.28 – Increase of 36%

Revenue Trending Continuing YTD 2009

Contact:	Brendan Connors	Lytham Partners, LLC
	Vice President – Finance	Joe Diaz
	ir@choosemedifast.com	Robert Blum
Joe Dorame
602-889-9700

OWINGS MILLS, MD., March 12, 2009 -- Medifast, Inc. (NYSE: MED) announced today fourth quarter and fiscal year-end financial results for the period ended December 31, 2008.

Fourth Quarter highlights included:
•	Fourth quarter revenues increased 29% compared to 2007;
•	Diluted EPS for the quarter increased 75% to $0.07 versus $0.04 year-over-year;
•	Direct sales segment, Take Shape for Life, increased sales 76% year-over-year for the quarter;
•	Medifast Weight Control Centers quarterly revenues increased 55%

For the fourth quarter ended December 31, 2008, Medifast reported revenue of $25.5 million, a 29% increase from $19.8 million in the fourth quarter of 2007. The Company reported net income of $949,000, or $0.07 per basic and fully diluted share, compared with $601,000, or $0.05 per basic share - $0.04 per diluted share in the fourth quarter of 2007, a diluted EPS increase of 75%.

Fiscal Year highlights included:
•	Fiscal year 2008 Diluted EPS of $0.38 versus $0.28, an increase of 36%;
•	Revenues increase to $105.4 million, an increase of 26%;
•	Take Shape for Life and Medifast Weight Control Centers both experience strong revenue growth; 79% and 68% respectively

For the fiscal year ended December 31, 2008, Medifast reported revenue of $105.4 million, an increase of 26% from $83.8 million for the fiscal year ended December 31, 2007. The Company reported net income of $5.4 million, or $0.41 per basic share and $0.38 per fully diluted share, versus $3.8 million, or $0.30 per basis share and $0.28 per fully diluted share, in 2007.   Revenues and net income represent record results for the company.

“Our results for the quarter and the year continue to show validation of our business model and product offerings” commented Michael S. McDevitt, Chief Executive Officer of Medifast, Inc.  “We saw strong growth in our Take Shape for Life direct sales segment, as well as our Medifast Weight Control Centers. Additionally, we experienced consistency in our ability to manage the effectiveness of our advertising spend in our direct response segment.  All said, 2008 was an extremely successful year for Medifast and we look to build upon that success in 2009. “

Mr. McDevitt continued, “Revenues in our direct sales segment, Take Shape for Life, grew 76% for the quarter and represented 56% of fourth quarter revenues.   For fiscal year 2008, revenues increased 79% to $49.5 million versus $27.6 million.    Growth in revenues for the segment was driven by increased product sales as a result of an increase in the number of clients supported by active health coaches.   The number of active health coaches during the fourth quarter increased to 3,400 compared to 1,850 at the end of 2007, an increase of 84%.   We continue to believe that the clinically-proven Medifast meal replacements are one of the premier product offerings on the market, and when coupled with providing that product and clinically proven programs while educating clients through the support of a network of health coaches, you have a business model for success.”

“We also saw strong growth during the year in our Medifast Weight Control Centers,” continued Mr. McDevitt. “Sales for the segment increased by 68% for the year to $8.4 million.   For the year, average monthly store sales increased to $38,000 versus $36,000 in 2007.   This growth is extremely impressive given the fact that we opened 10 new corporate centers during the year end which tend to have a drag on average store sales as they begin their ramp up.   We are also pleased that during the quarter our franchisees opened the initial five centers. Looking ahead to 2009, we intend to expand the number of franchise centers, open strategic corporate centers and look to improve upon our same store sales growth.”

“We saw tremendous consistency in our ability to control advertising spend for our direct response segment throughout 2008.  For the year, we consistently generated revenues of approximately $2.50 for every dollar in advertising spent.  Revenues were $44.3 million for the year, a decrease of 6% as a result of a reduction in advertising dollars spent.   Looking to 2009, we will continue to remain flexible in where we allocate our spend to provide the greatest return on our investment in these uncertain times of advertising effectiveness.”

Gross margins increased to a record 75.9% in 2008 from 74.4% a year ago.  The gross margins improved due to efficiencies gained from new machinery purchases, changes in shipping rules, and a price adjustment during the month of July.

The Company's balance sheet remains strong with stockholders' equity of $38.2 million and working capital of $12.7 million as of December 31, 2008. The current ratio was 2.5 to 1.

Colonel Brad MacDonald, USMC (Ret.), chairman of the Board of Directors of Medifast, Inc. commented, "The Board of Directors of Medifast is pleased with the performance of our executive team and the entire Medifast organization for their superb execution of the 2008 business plan in a very tough economic environment. The year was filled with dramatic challenges in the macro environment, yet the company stayed focused on the opportunities that ultimately contributed significantly to shareholder value. Medifast, "Your physicians answer to weight control" TM has helped over a million obese or overweight individuals and has been recommended by over 15,000 physicians since 1980. With this strong medical tradition, the company continues using internet technology, an expanded network of health coaches led by a physician, and our Medifast Weight Control Centers that meet the consumers need based on the level of support they desire. While consumers are struggling with many economic issues in these tough times, it appears that they are investing in the improvement of their health and wellbeing. Our Medifast team is capitalizing on this trend, thus 2009 appears to be shaping up to be a positive year for Medifast."

Mr. McDevitt concluded, “We are pleased that our business model of providing varied levels of support through multiple distribution channels has shown the company’s general resiliency to turns in the overall economic environment.   As mentioned, we witnessed 26% year over year growth in 2008, and we are pleased to announce that year to date in 2009, we are continuing to experience approximately that same growth rate in 2009 first quarter revenue versus the first quarter of 2008.”

2009 Sales Trending
Medifast witnessed 26% year over year growth in 2008, and we are pleased to announce that year to date in 2009, we are continuing to experience approximately that same growth rate in 2009 first quarter revenue versus the first quarter of 2008

Fourth Quarter and Fiscal Year End 2008 Conference Call
The Company will hold a conference call and web cast to discuss the results on Thursday, March 12, 2009 at 11:00 a.m. ET.

Interested parties can access the call by dialing (877) 407-0782 or (201) 689-8567, or can listen via a live Internet web cast, which can be found at www.choosemedifast.com in the section marked “Investor Relations.” A replay of the call is available via web cast at www.choosemedifast.com until May 12, 2009 or by playback at (877) 660-6853 or (201) 612-7415 through April 12, 2009. Please use account #286 and conference #315350 for the replay.

About Medifast:
Medifast (NYSE: MED) is the leading easy-to-use, clinically proven portion-controlled weight loss program. Medifast has been recommended by 15,000 physicians and used by over one million customers.  Medifast is committed to enriching lives by providing innovative choices for lasting health. Medifast programs have been proven effective through studies by major university teaching hospitals. The company sells its products and programs via four unique distribution channels: 1) the web and national call centers, 2) national network of physicians, 3) medically supervised Medifast Weight Control Centers, and 4) the Take Shape For Life direct-selling division, a network of health coaches. Medifast was founded in 1980 and is located in Owings Mills, Maryland. For more information, log onto http://www.ChooseMedifast.com.

Safe Harbor:
Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent Associates and Members, stability in the pricing of print, TV and Direct Mail marketing initiatives affecting the cost to acquire customers, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast's believes that the expectations, statements, and assumptions reflected in these forward- looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release. MED-F

Financial tables to follow:

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 and 2007

	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$1,841,000	$2,195,000
Accounts receivable-net of allowance for doubtful accounts of $100,000	448,000	493,000
Inventory	13,856,000	9,181,000
Investment securities	1,099,000	1,439,000
Deferred compensation	531,000	814,000
Prepaid expenses and other current assets	2,034,000	2,727,000
Prepaid income tax	1,131,000	-
Note receivable - current	180,000	180,000
Current portion of deferred tax asset	100,000	100,000
Total current assets	21,220,000	17,129,000

Property, plant and equipment - net	21,709,000	17,031,000
Trademarks and intangibles - net	5,547,000	7,356,000
Deferred tax asset, net of current portion	1,131,000	897,000
Note receivable, net of current assets	1,080,000	1,212,000
Other assets	350,000	99,000

TOTAL ASSETS	$51,037,000	$43,724,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,130,000	$4,279,000
Income taxes payable	-	592,000
Line of credit	3,164,000	1,599,000
Current maturities of long-term debt	257,000	264,000
Total current liabilities	8,551,000	6,734,000

Other liabilities
Long-term debt, net of current portion	4,313,000	4,570,000
Total liabilities	12,864,000	11,304,000

Stockholders' Equity:
Preferred stock, $.001 par value (1,500,000 authorized, no shares issued and outstanding)	-	-
Common stock; par value $.001 per share; 20,000,000 shares authorized;
14,585,960 and 13,709,098 shares issued and outstanding	15,000	14,000
Additional paid-in capital	30,787,000	26,953,000
Accumulated other comprehensive income (loss)	(389,000)	321,000
Retained earnings	15,253,000	9,818,000
	45,666,000	37,106,000
Less: cost of 272,192 and 270,534 shares of common stock in treasury	(1,956,000)	(1,971,000)
Less: Unearned compensation	(5,537,000)	(2,715,000)
Total stockholders' equity	38,173,000	32,420,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$51,037,000	$43,724,000

The accompanying notes are an integral part of these consolidated financial statements

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,

	2008	2007

Revenue	$105,445,000	$83,779,000
Cost of sales	(25,332,000)	(21,464,000)
Gross profit	80,113,000	62,315,000

Selling, general, and administration	(71,914,000)	(56,600,000)

Income from operations	8,199,000	5,715,000

Other income (expense):
Interest expense	(366,000)	(387,000)
Interest income	149,000	105,000
Other income (expense)	(132,000)	110,000
	(349,000)	(172,000)

Income before provision for income taxes	7,850,000	5,543,000
Provision for income taxes	(2,415,000)	(1,706,000)

Net income attributable to common shareholders	$5,435,000	$3,837,000

Basic earnings per share	$0.41	$0.30
Diluted earnings per share	$0.38	$0.28

Weighted average shares outstanding -
Basic	13,126,534	12,960,930
Diluted	14,329,525	13,644,149